PriceSmart Announces Fiscal 2019 First Quarter Operating Results

San Diego, CA (January 9, 2019) - PriceSmart, Inc. (NASDAQ: PSMT), operator of 41 warehouse clubs in 12 countries and one U.S. territory, today announced its results of operations for the first quarter of fiscal year 2019 which ended on November 30, 2018.

Total revenues for the first quarter of fiscal year 2019 increased 1.6% to $779.6 million compared to $767.1 million in the first quarter of the prior year. For the first quarter of fiscal year 2019, net merchandise sales increased 0.3% to $747.4 million from $745.4 million in the first quarter of fiscal year 2018. Foreign currency exchange rate fluctuations impacted net merchandise sales negatively by $19.3 million or 2.6% versus the same period in the prior year.

The Company had 41 clubs in operation as of November 30, 2018, compared to 40 warehouse clubs in operation as of November 30, 2017.

Comparable net merchandise sales, for warehouse clubs that have been open for greater than 13 ½ calendar months, decreased 2.1% for the 13-week period ended December 2, 2018 compared to the same period in the prior year. Foreign currency exchange rate fluctuations impacted comparable net merchandise sales negatively by $18.7 million or 2.5% versus the same period in the prior year.

The Company recorded operating income for the first quarter of fiscal year 2019 of $24.7 million, as compared to operating income of $33.2 million in the prior year. Net income attributable to PriceSmart was $14.6 million, or $0.48 per diluted share, in the first quarter of fiscal year 2019. Net income in the first quarter of fiscal year 2018 was $22.5 million, or $0.74 per diluted share. The first quarter fiscal 2019 earnings were negatively impacted by $3.9 million or $0.13 per share from costs associated with Aeropost and omni-channel development initiatives in addition to being negatively impacted by $3.6 million or $0.13 per share from the separation related costs associated with the resignation of our former Chief Executive Officer by mutual agreement with the Company’s board. U.S. Tax reform positively impacted earnings by $1.7 million or $0.05 per share.

The Company reports comparable net merchandise sales on a “same week” basis with 13 weeks in each quarter beginning on a Monday and ending on a Sunday.  The periods are established at the beginning of the fiscal year to provide as close a match as possible to the calendar month and quarter that is used for financial reporting purposes.  This approach equalizes the number of weekend days and weekdays in each period for improved sales comparison, as we experience higher merchandise club sales on the weekends.  Each of the warehouse clubs used in the calculations was open for at least 13 ½ calendar months before its results for the current period were compared with its results for the prior period.

The term “currency exchange rates” refers to the currency exchange rates we use to convert net merchandise and comparable net merchandise sales for all countries where the functional currency is not the U.S. dollar into U.S. dollars. We calculate the effect of changes in currency exchange rates as the difference between current period activities translated using the current period's currency exchange rates, and current period activities translated using the comparable prior year period's currency exchange rates. The disclosure of the effects of currency exchange rate fluctuations on the Company’s results permits investors to understand better our underlying performance.

PriceSmart management plans to host a conference call at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) on Thursday, January 10, 2019, to discuss the financial results. Individuals interested in participating in the conference call may do so by dialing (855) 209-8211 toll free, or (412) 317-5214 for international callers, and ask to join the PriceSmart, Inc. earnings call. A digital replay will be available through January 17, 2019, following the conclusion of the call by dialing (877) 344-7529 for domestic callers, or (412) 317-0088 for international callers, and entering replay access code 10126894.

About PriceSmart

PriceSmart, headquartered in San Diego, owns and operates U.S.-style membership shopping warehouse clubs in Latin America and the Caribbean, selling high quality merchandise at low prices to PriceSmart members. PriceSmart now operates 41 warehouse clubs in 12 countries and one U.S. territory (seven each in Colombia and Costa Rica; five in Panama; four each in Trinidad and Dominican Republic; three each in Guatemala and Honduras; two each in El Salvador and Nicaragua; and one each in Aruba, Barbados, Jamaica and the United States Virgin Islands). The Company has acquired property and is currently constructing warehouse clubs in Santiago, Panama and Santo Domingo, Dominican Republic that are expected to open in the spring of 2019.

The Company also plans to open warehouse clubs in San Cristobal, Guatemala and an additional club in Panama City, Panama, in the fall of 2019. Once these four new clubs are open, the Company will operate 45 warehouse clubs.  PriceSmart also operates a cross-border logistics and e-commerce business through Aeropost, Inc. (“Aeropost”), which was purchased in March 2018.  PriceSmart is utilizing and building on the technology and talent it acquired through Aeropost to invest in and further develop omni-channel capabilities to allow its members alternative ways to shop. Aeropost operates certain segments of its business directly or via agency relationships in 38 countries in Latin America and the Caribbean, many of which overlap with markets where PriceSmart operates its warehouse clubs, and has distribution and administration facilities in Miami, Florida.

This press release may contain forward-looking statements concerning the Company's future performance. These forward-looking statements include, but are not limited to, statements containing the words “expect,” “believe,” “will,” “may,” “should,” “project,” “estimate,” “anticipated,” “scheduled,” and like expressions, and the negative thereof. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to, the following risks:

•	International operations, which exposes us to various risks;
•	Significant weather events and other natural disasters that might cause damages that might not be adequately compensated by insurance;
•	Negative macroeconomic conditions;
•	Additional tax liabilities or increased reserves on the recoverability of tax receivables:
•	Operational interruptions related to union work stoppages;
•	Volatility in foreign currency exchange rates and limitations on our ability to convert foreign currency to U.S. dollars;
•	Changes in, and inconsistent enforcement of, laws and regulations in countries where we operate, including those related to tariffs and taxes;
•	Compliance risks;
•

Crime and security concerns, which can adversely affect the economies of the countries in which we operate and which require us to incur additional costs to provide additional security at our warehouse clubs;

•	Recoverability of moneys owed to PriceSmart from governments in countries where we do business;
•	The possibility of operational interruptions related to union work stoppages;
•

Political instability, such as recent unrest in Honduras, the ongoing anti-government protests in Nicaragua that have disrupted our operations there, and a general strike in Costa Rica led by public-sector unions that disrupted normal commerce in September 2018;

•

Any substantial reduction by the U.S. government of aid to Guatemala, Honduras, El Salvador or Nicaragua could adversely impact our sales and our ability to receive timely tax refunds owed to us by some of these countries and could lead to further political instability.

•	A failure to timely identify and respond to changes in consumer shopping preferences could adversely affect our sales and market share;
•	Significant competition, including from international online retailers;
•	Limitations on the availability of appropriate sites for new warehouse clubs could adversely affect growth;
•	Delays in the opening of planned new warehouse clubs could adversely affect growth;
•	Increased costs due to delays or failure in our efforts to integrate our online commerce with our traditional brick and mortar business;
•

Acquisitions, such as our acquisition of Aeropost, Inc. in March 2018, may expose us to additional risks, such as retention of key personnel, previously undisclosed liabilities or compliance issues, integration challenges, impairment of goodwill or intangible assets, and diversion of management resources;

•	Cost increases from product and service providers;
•	Interruption of supply chains, which might adversely impact on our ability to import merchandise;
•	Failure to maintain our brand’s reputation;
•	Exposure to product liability claims and product recalls;
•	Failure to maintain our computer systems and/or disruption in those systems;
•	Cybersecurity risks, such as a failure to maintain the security of the information we hold relating to our company, our members, employees and suppliers;
•

Risks associated with executive leadership and organizational transition, failure to attract and/or retain other qualified employees, increases in wage and benefit costs, changes in laws and other labor issues;

•	Changes in accounting standards affecting management's financial assumptions, projections, estimates and judgments; and

•

A few of our stockholders own approximately 24.7% of our voting stock as of November 30, 2018, which may make it difficult to complete some corporate transactions without their support and may impede a change in control.

The risks described above as well as the other risks detailed in the Company’s U.S. Securities and Exchange Commission (“SEC”) reports, including the Company’s Annual Report on Form 10-K filed for the fiscal year ended August 31, 2018 filed on October 25, 2018, pursuant to the Securities Exchange Act of 1934, see “Part I - Item 1A - Risk Factors,” could materially and adversely affect our business, financial condition and results of operations. These risks are not the only risks that the Company faces. The Company could also be affected by additional factors that apply to all companies operating globally and in the U.S., as well as other risks that are not presently known to the Company or that the Company currently considers to be immaterial.

For further information, please contact Maarten O. Jager, Principal Financial Officer and Principal Accounting Officer (858) 404-8826.

PRICESMART, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED—AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended
	November 30,	November 30,
	2018	2017
Revenues:
Net merchandise sales	$747,443	$745,401
Export sales	8,189	8,147
Membership income	12,740	12,375
Other revenue and income	11,265	1,149
Total revenues	779,637	767,072
Operating expenses:
Cost of goods sold:
Net merchandise sales	641,155	637,236
Export sales	7,778	7,749
Non-merchandise	4,247	—
Selling, general and administrative:
Warehouse club and other operations	74,222	69,502
General and administrative	27,335	18,830
Pre-opening expenses	15	430
Loss/(gain) on disposal of assets	215	159
Total operating expenses	754,967	733,906
Operating income	24,670	33,166
Other income (expense):
Interest income	391	400
Interest expense	(1,033)	(1,255)
Other income (expense), net	(1,819)	278
Total other income (expense)	(2,461)	(577)
Income before provision for income taxes and income (loss) of unconsolidated affiliates	22,209	32,589
Provision for income taxes	(7,540)	(10,115)
Income (loss) of unconsolidated affiliates	(24)	16
Net income	$14,645	$22,490
Less: (net income) loss attributable to noncontrolling interest	(33)	—
Net income attributable to PriceSmart, Inc.	$14,612	$22,490
Net income attributable to PriceSmart, Inc. per share available for distribution:
Basic	$0.48	$0.74
Diluted	$0.48	$0.74
Shares used in per share computations:
Basic	30,172	30,078
Diluted	30,189	30,079

PRICESMART, INC.

CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

	November 30,
	2018	August 31,
	(Unaudited)	2018
ASSETS
Current Assets:
Cash and cash equivalents	$81,047	$93,460
Short-term restricted cash	4,164	405
Short-term investments	25,986	32,304
Receivables, net of allowance for doubtful accounts of $104 as of November 30, 2018 and $97 as of August 31, 2018, respectively.	9,830	8,859
Merchandise inventories	380,079	321,025
Prepaid expenses and other current assets	33,642	31,800
Total current assets	534,748	487,853
Long-term restricted cash	3,175	3,049
Property and equipment, net	605,612	594,403
Goodwill	46,248	46,329
Other intangibles, net	14,381	14,980
Deferred tax assets	10,877	10,166
Other non-current assets (includes $4,885 and $4,364 as of November 30, 2018 and August 31, 2018, respectively, for the fair value of derivative instruments)	51,468	48,854
Investment in unconsolidated affiliates	10,734	10,758
Total Assets	$1,277,243	$1,216,392
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	312,390	255,739
Accrued salaries and benefits	21,733	22,836
Deferred income	22,584	23,018
Income taxes payable	2,211	4,636
Other accrued expenses	32,267	28,281
Long-term debt, current portion	19,376	14,855
Total current liabilities	410,561	349,365
Deferred tax liability	1,923	1,894
Long-term portion of deferred rent	8,817	8,885
Long-term income taxes payable, net of current portion	4,610	4,622
Long-term debt, net of current portion	79,877	87,720
Other long-term liabilities (includes $392 and $502 for the fair value of derivative instruments and $4,962 and $4,715 for post-employment plans as of November 30, 2018 and August 31, 2018, respectively)	5,371	5,268
Total Liabilities	511,159	457,754

Stockholders' Equity:
Common stock $0.0001 par value, 45,000,000 shares authorized; 31,405,023 and 31,372,752 shares issued and 30,492,624 and 30,460,353 shares outstanding (net of treasury shares) as of November 30, 2018 and August 31, 2018, respectively	3	3
Additional paid-in capital	438,928	432,882
Tax benefit from stock-based compensation	11,486	11,486
Accumulated other comprehensive loss	(134,462)	(121,216)
Retained earnings	488,566	473,954
Less: treasury stock at cost, 912,399 shares as of both November 30, 2018 and August 31, 2018	(39,107)	(39,107)
Total stockholders' equity attributable to PriceSmart, Inc. stockholders	765,414	758,002
Noncontrolling interest in consolidated subsidiaries	670	636
Total stockholders' equity	766,084	758,638
Total Liabilities and Equity	$1,277,243	$1,216,392